News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications

815-639-6282

Woodward Revises Fiscal 2009 Guidance

Fort Collins, Colo., February 27, 2009—Woodward Governor Company (Nasdaq:WGOV) today announced that it is revising its guidance for fiscal 2009.

Due to the deepening economic downturn, Woodward is beginning to experience declines in order volumes beyond those previously anticipated in several of our markets, in particular, industrial engines, business jets and power distribution controls.

We have prepared for this economic downturn for a number of years and developed a series of escalating actions to be taken based on the severity of the decline. As a result, we are and will continue to execute on those actions previously identified to limit any adverse impact on our operating results attributable to this decline in sales.

Consequently, we currently anticipate 2009 fiscal year sales will be in a range of $1.3 to $1.4 billion with earnings per share of $1.40 to $1.65 before the costs of planned restructuring actions. We believe these actions will result in a one-time restructuring charge of approximately $0.13 per share.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to statements regarding our financial results for 2009. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

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